Exhibit (a)(1)(P)

GENERAL COMMUNICATION, INC.

SUPPLEMENT TO THE
OFFER TO EXCHANGE
RESTRICTED STOCK
FOR
CERTAIN OUTSTANDING STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT 11:59 p.m., ALASKA DAYLIGHT TIME, ON SEPTEMBER 4, 2009, UNLESS WE EXTEND THE OFFER.

This Offer to Exchange constitutes part of the Section 10(a) Prospectus
Relating to the Amended and Restated 1986 Stock Option Plan of General Communication, Inc.

The Date of this Supplement to the Offer to Exchange is August 6, 2009

General Communication, Inc. hereby supplements and amends the Offer to Exchange Restricted Stock for Certain Outstanding Stock Options dated August 6, 2009 (the “Offer to Exchange”) as follows:

 How The Option Exchange Program Works

The last paragraph of A23 under the subheading “How The Option Exchange Program Works” in the Summary Term Sheet of the Offer to Exchange is amended to read, in its entirety, as follows:

In evaluating this offer, you should keep in mind that the future performance of our Common Stock will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the Securities and Exchange Commission. We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, and June 30, 2009, our Definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders and our Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 7, 2009, and August 6, 2009, all of which are available at the Securities and Exchange Commission web site at www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this Offer to Exchange is also an exhibit).

Section 4. Procedures for Tendering Options.

The first paragraph under the subheading “Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects” in Section 4 of the Offer to Exchange is amended to read, in its entirety, as follows:

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties, provided that any party may challenge our determination in a court of competent jurisdiction. We may reject any submitted elections or any options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election. No eligible options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Section 5. Withdrawal Rights and Change of Election.

The twelfth paragraph under Section 5 of the Offer to Exchange is amended to read, in its entirety, as follows:

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Letter of Transmittal/Withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Letters of Transmittal/Withdrawal. Our determinations of these matters will be final and binding, provided that any party may challenge our determinations of these matters in a court of competent jurisdiction.

Section 7. Conditions of the Offer.

The first two bullet points in Section 7 of the Offer to Exchange are amended to read, in their entirety, as follows:

•
there has been threatened in writing or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of restricted stock in exchange for options, or otherwise relates in any manner to the offer; or that, in our reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us;

•
there has been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

The last paragraph of Section 7 of the Offer to Exchange is amended to read, in its entirety, as follows:

The conditions to the offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the offer. Our failure at any time prior to the expiration date to exercise any of these rights will not be deemed a waiver of any rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons, provided that any person may challenge any such determination or judgment in a court of competent jurisdiction.

Section 10. Information Concerning General Communication, Inc.

The material set forth under the subheading “Certain Financial Information” in Section 10 of the Offer to Exchange is amended to read, in its entirety, as follows:

Certain Financial Information. The financial information included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2009, and June 30, 2009, is incorporated herein by reference. Please see Section 17, “Additional Information,” for instructions on how you can obtain copies of our Securities and Exchange Commission filings, including filings that contain our financial statements.

The following data has been derived from our audited consolidated financial statements and our unaudited interim consolidated financial statements, and should be read in conjunction with those statements.  Historical results are not necessarily indicative of future results.

	Unaudited
	Quarter Ended		Fiscal Year Ended
	June 30, 2009	June 30, 2008	December 31, 2008	December 31, 2007
	(dollar amounts in thousands, except per share data)
Income Statement Data:
Revenues	$148,796	$142,461	$575,442	$520,311
Operating Income	$18,559	$14,045	$47,709	$61,145
Income from continuing operations	$2,564	$1,832	$(1,869)	$13,733
Net income (loss)	$2,564	$1,832	$(1,869)	$13,733
Basic earnings per share
Income from continuing operations	$0.05	$0.04	$(0.04)	$0.26
Net income per share	$0.05	$0.04	$(0.04)	$0.26
Weighted average number of shares	52,499	52,320	52,321	52,951
Diluted earnings per share
Income from continuing operations	$0.05	$0.03	$(0.04)	$0.23
Net income per share	$0.05	$0.03	$(0.04)	$0.23
Weighted average number of shares	52,906	52,745	52,321	54,581
Balance Sheet Data:
Current assets	$170,887	$225,213	$163,556	$123,678
Noncurrent assets	$1,176,988	$1,101,082	$1,171,745	$860,555
Current liabilities	$109,092	$117,772	$120,610	$88,391
Noncurrent liabilities	$973,053	$945,139	$955,776	$636,409
Stockholders’ equity	$265,730	$258,828	$258,915	$252,955
Stockholders’ equity per share	$5.02	$4.91	$4.90	$4.80
Number of shares outstanding	52,894	52,715	52,794	52,680

Ratio of Earnings to Fixed Charges.  The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended
	December 31, 2007	December 31, 2008	Three Months Ended March 31, 2009	Three Months Ended June 30, 2009
Ratio of earnings to fixed charges	1.39	0.98	1.05	1.30

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges, excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus amortization of debt discounts and issuance costs related to indebtedness, plus the estimated portion of rental expense deemed by GCI to be representative of the interest factor of rental payments under operating leases.

Book Value.  We had book value per share of $5.02 on June 30, 2009 (calculated using the book value as of June 30, 2009, divided by the number of outstanding shares of our Class A and Class B common stock as of June 30, 2009). Our Class B common stock converts to Class A common stock on a one-for-one basis.

For information regarding the accounting consequences of our offer, see Section 12.

Section 15. Extension of Offer; Termination; Amendment.

The final two paragraphs under Section 15 of the Offer to Exchange are amended to read, in their entirety, as follows:

If we materially change the terms of this offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options), we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day).

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Alaska Daylight Time.

Section 18. Forward-Looking Statements.

The second paragraph under Section 18 of the Offer to Exchange is amended to read, in its entirety, as follows:

In evaluating those statements, you should specifically consider various factors, including those identified under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and elsewhere in this Offer to Exchange. Those factors may cause our actual results to differ materially from any of our forward-looking statements.

LETTER OF TRANSMITTAL/WITHDRAWAL

Section 6 of Annex A to the Letter of Transmittal/Withdrawal, which is attached to the Schedule TO as Exhibit (a)(1)(B), is amended to read, in its entirety, as follows:

6. Irregularities. All questions as to the number of shares subject to options to be accepted for exchange and the number of shares of restricted stock to be granted, and any questions as to the form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by GCI in its sole discretion, which determinations shall be final and binding on all interested persons, provided that such persons may challenge our determinations of these matters in a court of competent jurisdiction. GCI reserves the right to reject any or all elections to exchange options that GCI determines not to be in appropriate form or the acceptance of which may, in the opinion of GCI’s counsel, be unlawful. GCI also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in any election to exchange options, and GCI’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties, provided that any party may challenge our determinations of these matters in a court of competent jurisdiction. No election to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange options must be cured within such time as GCI shall determine. Neither GCI nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.